Exhibit 99.1

Staffing 360 Solutions Announces Reverse Stock Split to Maintain NASDAQ Listing

Common Stock Will Begin Trading on Split-Adjusted Basis on June 24, 2022

New York – June 23, 2022 – Staffing 360 Solutions, Inc. (NASDAQ: STAF), a company executing an international buy-integrate-build strategy through the acquisition of staffing organizations in the United States and the United Kingdom, announced today that it intends to effect a reverse stock split of its common stock at a ratio of 1 post-split share for every 10 pre-split shares. The reverse stock split will become effective at 4:05 p.m. on Thursday, June 23, 2022. Staffing 360’s common stock will continue to be traded on the Nasdaq Capital Market under the symbol STAF and will begin trading on a split-adjusted basis when the market opens on Friday, June 24, 2022.

At a special meeting of stockholders held on June 23, 2022, Staffing 360’s stockholders granted the Company’s Board of Directors the discretion to effect a reverse stock split of Staffing 360’s common stock through an amendment to its Amended and Restated Certificate of Incorporation at a ratio of not less than 1-for-2 and not more than 1-for-20, such ratio to be determined by the Company’s Board of Directors.

At the effective time of the reverse stock split, every ten shares of Staffing 360’s issued and outstanding common stock will be converted automatically into one issued and outstanding share of common stock without any change in the par value per share. Stockholders holding shares through a brokerage account will have their shares automatically adjusted to reflect the 1-for-10 reverse stock split. It is not necessary for stockholders holding shares of the Company’s common stock in certificated form to exchange their existing stock certificates for new stock certificates of the Company in connection with the reverse stock split, although stockholders may do so if they wish.

The reverse stock split will affect all stockholders uniformly and will not alter any stockholder’s percentage interest in the Company’s equity, except to the extent that the reverse stock split would result in a stockholder owning a fractional share. Any fractional share of a stockholder resulting from the reverse stock split will be rounded up to the nearest whole number of shares. The reverse stock split will reduce the number of shares of Staffing 360’s common stock outstanding from 17,618,300 shares to approximately 1,761,830 shares. Proportional adjustments will be made to the number of shares of Staffing 360’s common stock issuable upon exercise or conversion of Staffing 360’s equity awards, convertible preferred stock and warrants, as well as the applicable exercise price. Stockholders with shares in brokerage accounts should direct any questions concerning the reverse stock split to their broker; all other stockholders may direct questions to the Company’s transfer agent, Action Stock Transfer Corporation, via email at action@actionstocktransfer.com or fax at +1 (801) 274-1099.

Brendan Flood, Chairman, CEO and President said, “We are effecting this reverse stock split to raise Staffing 360’s common stock price in order to regain compliance with the Nasdaq Capital Market’s $1.00 per share minimum bid continued listing requirement. We believe the trading of our shares on a national market increases our visibility in the marketplace, improves liquidity, broadens and diversifies our stockholder base, and ultimately enhances long-term stockholder value.”

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. is engaged in the execution of an international buy-integrate-build strategy through the acquisition of domestic and international staffing organizations in the United States and United Kingdom. The Company believes that the staffing industry offers opportunities for accretive acquisitions and as part of its targeted consolidation model, is pursuing acquisition targets in the finance and accounting, administrative, engineering, IT, and light industrial staffing space. For more information, visit http://www.staffing360solutions.com. Follow Staffing 360 Solutions on Facebook, LinkedIn and Twitter.

Forward-Looking Statements

This press release contains forward-looking statements, which may be identified by words such as “expect,” “look forward to,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “will,” “project” or words of similar meaning. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified; consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, the effect that the reverse stock split may have on the price of our common stock; our ability to retain our listing on the Nasdaq Capital Market; market and other conditions; the geographic, social and economic impact of COVID-19 on the Company’s ability to conduct its business and raise capital in the future when needed; weakness in general economic conditions and levels of capital spending by customers in the industries the Company serves; weakness or volatility in the financial and capital markets, which may result in the postponement or cancellation of customer capital projects or the inability of the Company’s customers to pay the Company’s fees; the termination of a major customer contract or project; delays or reductions in U.S. government spending; credit risks associated with the Company’s customers; competitive market pressures; the availability and cost of qualified labor; the Company’s level of success in attracting, training and retaining qualified management personnel and other staff employees; changes in tax laws and other government regulations, including the impact of health care reform laws and regulations; the possibility of incurring liability for the Company’s business activities, including, but not limited to, the activities of the Company’s temporary employees; the Company’s performance on customer contracts; negative outcome of pending and future claims and litigation; government policies, legislation or judicial decisions adverse to the Company’s businesses; the Company’s ability to access the capital markets by pursuing additional debt and equity financing to fund its business plan and expenses on terms acceptable to the Company or at all; and the Company’s ability to comply with its contractual covenants, including in respect of its debt agreements, as well as various additional risks, many of which are now unknown and generally out of the Company’s control, and which are detailed from time to time in reports filed by the Company with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

Investor Relations Contact:

Terri MacInnis, VP of IR

Bibicoff + MacInnis, Inc.

(818) 379-8500 x 2

terri@bibimac.com